HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2017

To the shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123 on April 25, 2017, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect three directors to serve as Class III Board Members for terms of three years;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2017;

3.	To hold an advisory vote on named executive officer compensation for fiscal 2016;

4.	To increase the number of shares available for issuance under the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008 by 700,000;

5.	To approve the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008 for the purpose of complying with Section 162(m) of the Internal Revenue Code, as amended;

6.	To increase the number of shares available for issuance under the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 by 120,000;

7.
To consider and act upon an advisory shareholder vote on the frequency at which the Company should include an advisory vote regarding the compensation of the Company's Named Executive Officers in its proxy statement; and

8.     To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 13, 2017 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.  Please sign, date, and mail the included proxy card in the envelope provided.  It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

Gregory Ray, Chief Operating Officer and Secretary

March 22, 2017

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On April 25, 2017.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2016 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Secretary

Table of Contents

About the 2017 Annual Meeting	3
Voting Procedures	3
Other	5
Proposal 1: Election of Directors	6
Section 16(a) Beneficial Ownership Reporting Compliance	8
Securities Beneficially Owned by Management and Principal Shareholders	9
Corporate Governance	10
Compensation Discussion and Analysis	14
Compensation Committee Report	18
Named Executive Officer Compensation	19
Non-Employee Director Compensation	24
Relationships and Related Person Transactions	25
Report of the Audit Committee	27
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	29
Proposal 3: Advisory Vote on Compensation of Named Executive Officers	30
Proposal 4: Approval of an Amendment to the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008 to Increase the Number of Shares Available Under the Plan	30
Proposal 5: Approval of the 2008 Omnibus Incentive Plan for the Purpose of Complying with Section 162(m) of the Internal Revenue Code	31
Proposal 6: Approval of an Amendment to the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 to Increase the Number of Shares Available Under the Plan	36
Proposal 7: Advisory Vote on the Frequency of the Vote on the Compensation of Named Executive Officers	37
Shareholder Proposals	38
Householding of Annual Meeting Materials	38
Availability of Certain Documents	38
Other Matters	38

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2017

About the 2017 Annual Meeting

This Proxy Statement is being furnished to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") on or about March 22, 2017 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 25, 2017 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting.  The Annual Report to Shareholders for fiscal 2016 accompanies this Proxy Statement.  If you did not receive a copy of the Annual Report, you may obtain one by writing to the Secretary of the Company.  This Proxy Statement and the Annual Report are also available on the Company's website at www.crystal-clean.com under "Investor Relations."

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 13, 2017 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  On the record date, 23,011,862 shares of common stock were outstanding.  Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or nominee who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete, and deliver a legal proxy from your broker, bank, or nominee.  Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares.

Quorum.  The presence, in person or by properly executed proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.  Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. The ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal 2017 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client. All other items being considered at the Annual Meeting are considered non-routine matters. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters, except that non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  Directors are elected by a plurality of all of the votes cast, in person or by proxy.  A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Proposals 2 through 6 each will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal. Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of these proposals. With respect to Proposal 7, however, if none of the frequency options receives a majority of the votes cast, because this vote is advisory and non-binding, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR all proposals listed in the Notice of Annual Meeting attached to this Proxy Statement. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Such proxies may be revoked by:

•	filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.  If you hold your shares in “street name,” you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

How to cast your vote

•	Vote by Internet - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	Vote by Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

•	Vote by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	Vote in Person at the Annual Meeting
See "Voting Procedures" on page 3.

•	Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Other

The proxies are solicited by the Board of Directors of the Company.  In addition to the use of the mail, proxies may be solicited personally, over the Internet, or by telephone or facsimile transmission, by directors, officers, or employees of the Company or persons employed by the Company for the purpose of soliciting proxies.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed for expenses incurred therewith.  The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is March 22, 2017.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of three directors to be elected as Class III Board Members for three-year terms expiring at the 2020 Annual Meeting.  The Board is divided into three classes, denominated as Class I, Class II, and Class III.  Members of each class hold office for staggered three-year terms.  The terms of the current Class III Board Members expire on the date of the 2017 Annual Meeting.  It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees.  In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board. Mr. Chalhoub retired from the Board in February 2017.

Directors are elected by a plurality of all of the votes cast, in person or by proxy.  This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2017 Annual Meeting.

The following table sets forth certain information with respect to the three director nominees, each of whom is currently a Class III Board Member.

Name	Age	Principal Occupation and Other Information

Bruce Bruckmann	63
Mr. Bruckmann has served as a director on our Board since 2004. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Mohawk Industries, Inc., a floor covering manufacturer and H & E Equipment Services, Inc., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as director for three private companies.

The Board has concluded that Mr. Bruckmann should be a director of the Company because of his extensive experience in investing in and advising public and private companies. His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	70
Mr. Falcone has served as a director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with the Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director - Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Mr. Falcone is currently Chairman of the Board of Hightowers Petroleum of Cincinnati (Fuels Distribution) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone also serves as Lead Director for the Board of Northwest Upgrading of Calgary (Oil Sands Project). Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world's largest and most preeminent diversified oil companies.  Mr. Falcone's expertise is also helpful to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	69
Mr. Willmschen has served as a director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years' experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a director of the Company because of his demonstrated financial experience in the Company's industry area. His CPA and public accounting experience is also beneficial to the Company.

The Board recommends a vote FOR approval of the director nominees.
______________________

The following tables set forth information with respect to our directors who are not up for election at the 2017 Annual Meeting.

Class I Directors - Terms Expire in 2018.

Name	Age	Principal Occupation and Other Information

Fred Fehsenfeld, Jr.	66
Mr. Fehsenfeld has served as a director on our Board since 1999. Mr. Fehsenfeld has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for the Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of the Company’s Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders. Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit the Company.

Class II Directors - Terms Expire in 2019.

Name	Age	Principal Occupation and Other Information

Brian Recatto	52
Mr. Recatto has served as a director on our Board since July 2012. On February 1, 2017, Mr. Recatto became our President and Chief Executive Officer. Prior to that date, Mr. Recatto served as President U.S. Operations for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major participant in the crude oil transportation business in the U.S. Gibson purchased OMNI Energy Services, where Mr. Recatto had served since 2007 in various operating and executive positions, in October 2012. In his tenure at OMNI, Mr. Recatto provided in part: environmental and fluid handling services, from 2007, including roles as Vice President and Chief Operating Officer from 2007 to 2008; and as President and Chief Executive Officer since 2008. Mr. Recatto served as President of Charles Holston, Inc., a waste management and environmental cleaning company, from 2004 to 2007. Mr. Recatto has served in various operating and executive positions with Philip Services Corporation, an environmental and industrial services company, from 1997 to 2004, including roles as General Manager of Gulf Coast Waste Operations from 1997 to 1999, Senior Vice President, By-Products Services Group from 1999 to 2002 and President, Industrial Services Division from 2002 to 2004. Mr. Recatto also served as President of Meklo, Inc., an industrial waste management company from 1991 to 1997, Founder of Emras, Inc., an environmental consulting firm from 1990 to 1991, and Director of Sales and Marketing for Marine Shale Processors, Inc., a hazardous waste disposal facility from 1987 to 1990. Mr. Recatto holds a Bachelor of Science in Finance degree from Louisiana State University.

On December 5, 2016, the Board appointed Brian Recatto as President and Chief Executive Officer of the Company, effective February 1, 2017. On December 6, 2016 the Company and Mr. Recatto entered into an Executive Employment Agreement.

Charles E. Schalliol	69
Mr. Schalliol has served as a director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004. Mr. Schalliol is also the Chairman and Director of First Merchants Corporation. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004. Mr. Schalliol is also a director of four venture capital funds and several other for profit and not for profit organizations. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director nominee. None of our directors are a party to any agreement that would require disclosure pursuant to Stock Market Rule 5250(b)(3) of The NASDAQ Market LLC ("NASDAQ"), where the Company's Common Stock is listed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the Company's common stock to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during fiscal 2016, except that, due to administrative error, Form 4s due on January 12, 2016 were filed on January 15, 2016 for Greg Ray, John Lucks, Ellie Bruce, Mark DeVita, and Tom Hillstrom, and a Form 4 due on March 14, 2016 was filed on March 22, 2016 for Charles Schalliol.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2017 for:

•	each director and named executive officer;

•	each person or entity who is known by us to own beneficially more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 13, 2017 through the exercise of any stock option, warrant, or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock
Directors:
Fred Fehsenfeld, Jr. (2)(3)(4)	1,033,600	4.5%
Brian Recatto(5)	525,933	2.3%
Bruce Bruckmann	113,409	*
Robert Willmschen, Jr.	49,924	*
Charles Schalliol	43,315	*
Carmine Falcone	4,924	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (2)(3)(4)	5,005,444	21.8%
Cove Street Capital (6)	2,513,300	10.9%
Arrowpoint Asset Management (7)	1,739,475	7.6%
Fehsenfeld Family Trusts (2)(3)(4)	1,540,959	6.7%

Named Executive Officers:
Joseph Chalhoub (8)	1,271,426	5.5%
Gregory Ray (9)	239,060	1%
John Lucks	71,255	*
Ellie Bruce	23,281	*
Mark DeVita	20,719	*
Tom Hillstrom	7,095	*

All directors and executive officers as a group (12 persons)	3,403,941	14.8%
____________

* Less than 1%

(1)
Includes the following options to purchase shares of Common Stock exercisable within sixty days of March 13, 2017: Mr. Chalhoub: 266,027 shares; Mr. Ray: 72,095 shares; Mr. Lucks: 40,000 shares; Mr. DeVita: 1,199 shares; Ms. Bruce: 2,252 shares.

(2)
Includes 10,000 shares held by Mr. Fehsenfeld's family members. Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of six trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group listed in the table above except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld. In addition, the above amount does not include the 1,540,959 shares of Common Stock held by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is a co-trustee, as discussed further in footnote (4) below. The address of this shareholder is 5400 West 86th Street, Indianapolis, Indiana 46268

(3)
Based on a Schedule 13G/A filed with the SEC on February 3, 2015. The Heritage Group is a general partnership formed under the laws of the State of Indiana. As discussed below in footnote (4), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group. None of the shares held by the Fehsenfeld Family Trusts are included in the shares as being beneficially owned by The Heritage Group or by Fred Fehsenfeld as discussed in footnote (2) above. We have been advised that six trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

(4)
The Fehsenfeld Family Trusts consist of 30 trusts that collectively own all of the outstanding general partner interests in The Heritage Group as well as two other trusts established for the benefit of certain members of the Fehsenfeld family. We have been advised that six trustees hold the voting rights to these shares. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares as being beneficially owned by the Fehsenfeld Family Trusts. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein. The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana 46268. See footnotes (2) and (3) above.

(5)	Includes grant of 500,000 shares of restricted common stock subject to certain performance criteria (see "Agreements with Mr. Recatto").

(6)	Based on Schedule 13G/A filed with the SEC on February 13, 2017. The address of this shareholder is 2101 E. El Segundo Boulevard, Suite 302, El Segundo, CA 90245

(7)	Based on Schedule 13G filed with the SEC on February 13, 2017. The address of this shareholder is 100 Fillmore Street, Suite 325, Denver, Co 80206.

(8)
Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd. and Breslube Industries Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(9)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors.  Our Board currently consists of six directors. Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating and governance committee”). Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), the SEC, and, with respect to members of the Compensation Committee, the definition of "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, in addition to other factors it may deem relevant.  The Board of Directors has determined that each of the following directors is independent under Nasdaq listing standards: Bruce Bruckmann, Carmine Falcone, Charles E. Schalliol, and Robert W. Willmschen, Jr. Mr. Chalhoub, the Company's former Chief Executive Officer, resigned from the Board of Directors on February 21, 2017.

Board Meetings

The Board of Directors met eight times during fiscal 2016.  Each director attended at least 75% of all Board and applicable committee meetings held during fiscal 2016. The independent directors of the Board met two times in fiscal 2016.

The Audit Committee

The audit committee met five times in fiscal 2016.  The audit committee's responsibilities include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy, and results of the audit; making inquiries as to the adequacy of our accounting, financial, and operating controls; and reviewing all material related party transactions.  Mr. Willmschen is the Chair, and Messrs. Falcone and Schalliol are the other members of the audit committee.  The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC.  In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC. All members of the audit committee are financially literate. The audit committee charter is available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met four times during fiscal 2016.  Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee.  All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee's responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation.  The compensation and performance of the Chief Executive Officer (CEO) is also then reviewed with and subject to approval by the Board;

•administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2008 Omnibus Incentive Plan;

•review succession plans concerning positions held by executive officers; and

•recommend to the Board the compensation for Board members; and

•
retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, in its sole discretion, but only after taking into consideration factors relevant to the adviser's independence from management as specified under Nasdaq listing standards. The compensation committee shall be directly responsible for the appointment, compensation, and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser's fees and other terms and conditions of the adviser's retention.

The compensation committee charter is available both on our website and in print.  See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Compensation Discussion and Analysis" below.

The Nominating and Governance Committee

The nominating and governance committee met one time during fiscal 2016.  Mr. Falcone is the Chair, and Messrs. Willmschen and Schalliol are the other members of the nominating and governance committee.  Mr. Recatto served on the nominating and governance committee in fiscal 2016, but Mr. Willmschen was appointed to the nominating and governance committee in fiscal 2017 upon Mr. Recatto's appointment as President and CEO of the Company. All the members of the nominating and governance committee are independent, and were independent during their tenure as a member of the nominating and governance committee, in accordance with Nasdaq listing standards.  The role of the nominating and governance committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually.  The nominating and governance committee charter is available both on our website and in print.  See "Availability of Certain Documents."

Annual Meeting Attendance Policy

We expect all Board members to attend the annual meeting of shareholders, but from time to time other commitments may prevent all directors from attending each meeting.  All of our directors attended our annual meeting of shareholders in fiscal 2016.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer.  No member of the compensation committee was an officer or employee of the Company during fiscal 2016, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating and governance committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The nominating and governance committee considers recommendations of potential candidates from current directors, management, and shareholders.  Shareholders' nominations for directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the nominating and governance committee to assess his or her qualifications.

For consideration at the 2018 Annual Meeting, director nominations must be delivered to the Secretary of the Company no later than the close of business on January 25, 2018, but no earlier than the close of business on December 26, 2017.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations.  Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company's books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (including those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect.

Although neither the nominating and governance committee nor the Board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise.  The nominating and governance committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.  Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the nominating and governance committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating and governance committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating and governance committee with respect to the non-management directors c/o Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.  However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters.  The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance."  See "Availability of Certain Documents."

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees.  The Code of Business Conduct and Ethics defines each individual's obligations when representing the Company.  Our Code of Business Conduct and Ethics is available both on the Company's website and in print upon request.  See "Availability of Certain Documents."

Board Leadership Structure, and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company and creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and its shareholders. Mr. Recatto served as Lead Director in fiscal 2016, but resigned that position on January 31, 2017 in connection with his appointment as President and Chief Executive Officer of the Company.

We have established a risk management committee composed of four to five members of senior management.  The goal of the risk management committee is to continually evaluate the risks of the business, including operational, financial, legal and regulatory, and strategic and reputational risks, in order to ensure potential exposure is addressed in a timely manner.  The committee meets three to four times per year and provides regular updates to the Audit Committee on areas of material risk to the Company.  The Audit Committee receives reports from the risk management committee to enable it to understand our risk identification, risk management, and risk mitigation strategies.  The Audit Committee may periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability. At times, another committee may receive updated reports concerning risks to the Company.

Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  We have reviewed our compensation policies and practices for our employees, and we do not believe such policies and practices encourage individuals to take unreasonable risks, and we have determined that any risks arising from the compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our nominating and governance committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, at their discretion they may inform the entire Board of Directors of significant risks through committee reports.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to our formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.  Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.

Stock Ownership or Anti-Hedging Policy

We do not have any equity or other security ownership guidelines or any anti-hedging policy. Each of our executive officers owns equity in our Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders.  Our philosophy is to keep the executive officer compensation program well-defined and easily understood and to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value.  Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry.  Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience supplemented with the engagement from time to time of outside consultants.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2016 compensation of Joseph Chalhoub, our Founder, and former President and Chief Executive Officer ("CEO"); Gregory Ray, our Chief Operating Officer and Secretary; John Lucks, our Senior Vice President of Sales and Marketing; Mark DeVita, our Chief Financial Officer; and Ellie Bruce, our Vice President of Business Management and Marketing. These officers constituted our “named executive officers” for fiscal 2016. Further details relating to the compensation paid to our named executive officers in fiscal 2016 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it. Mr. Chalhoub resigned from his position as President and CEO effective January 31, 2017. At that time, Mr. Recatto became President and Chief Executive Officer of the Company.

Compensation Committee

The compensation committee determines and approves the compensation of our executive officers.  The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair. The compensation committee had four meetings in fiscal 2016. Certain members of the compensation committee also met with senior management to evaluate the performance of management. Mr. Chalhoub, our Founder, and former President, and CEO, participated in compensation committee meetings when serving as President and Chief Executive Officer, other than when his compensation was discussed, to provide an assessment of the performance of each named executive officer and other senior management and to provide recommendations of compensation. Once the compensation committee determined Mr. Chalhoub's compensation for fiscal 2016, Mr. Chalhoub had the opportunity to discuss his compensation with the compensation committee.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval.  The compensation committee did not engage any consultant in determining 2016 compensation. To establish compensation for each named executive officer, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members and our CEO, regarding the compensation standards in the industry in which the Company operates. The compensation committee plans to engage with outside consultants during fiscal 2017 concerning compensation matters.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers.  Each executive's individual experience, responsibilities, and performance are also taken into consideration.  Base salary also takes total compensation into consideration to ensure that our philosophy regarding overall compensation is maintained.  The base pay component of compensation is reviewed annually by the compensation committee.  The compensation committee generally bases salary increases on the growth and performance of the Company, individual job performance, and the Company's objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.”  The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee's assessment of what form of compensation will more effectively motivate the performance of each named executive officer to generate growth of the Company.

Non-Equity Incentive Plan Compensation

The Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan, is administered by the compensation committee, under the Company's 2008 Omnibus Incentive Plan (the "Omnibus Plan").  Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees.  Each annual incentive award will be paid out of an incentive pool established for a performance period.  Typically, the performance period is our fiscal year.  The compensation committee will establish a target bonus amount to each designated participant for each performance period as a percentage of his or her base pay and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee.  In no event may the target as a percentage of base pay for a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way after it has been allocated, but such portion may be decreased by the compensation committee.

In fiscal 2016, the compensation committee set target cash bonuses as a percentage of each executive officer's base pay. The compensation committee determined that bonuses under the 2016 Annual Incentive Plan should be based upon Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) of the Company.

	Threshold	Target	Maximum
EBITDA	$25.5 million	$35 million	$43 million
Award Payout (Percentage of Target)	5%	100%	140%

In fiscal 2016, the compensation committee allocated Annual Incentive Plan bonuses based upon the following target percentages of base pay to the named executive officers: 58% to Joseph Chalhoub, 48% to Gregory Ray, 48% to John Lucks, 35% to Mark DeVita, and 43% to Ellie Bruce. The target percentages of base pay were similar to those in fiscal 2015, except that in fiscal 2015 if the Company achieved 100% of the targeted goal, the named executive officers would have been awarded an additional bonus equal to 50% of their targeted 2015 Annual Incentive bonus. The Company did not achieve 100% of the targeted goal in fiscal 2015.

In fiscal 2016, the Company's EBITDA was $28.9 million, and the annual incentive bonus was awarded at 100% after consideration by the compensation committee to adjust for non-recurring expense items incurred during the year.

The following table sets forth the allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers in fiscal 2015 and fiscal 2016:

	Fiscal 2015 Non-discretionary Percentage of Employee's Base Pay	Total Annual Incentive Bonus Fiscal 2015		Fiscal 2016 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2016 Annual Incentive Bonus
			Other(1)		Threshold	Target	Maximum	Actual	Other (2)
Joseph Chalhoub	87%	$—	$—	58%	$—	$266,255	$372,757	$93,189	$173,066
Gregory Ray	72%	$—	$38,363	48%	$—	$127,878	$179,029	$44,757	$83,121
John Lucks	72%	$—	$44,501	48%	$—	$148,338	$207,674	$51,918	$96,420
Mark DeVita	53%	$—	$24,163	35%	$—	$80,542	$112,759	$28,190	$52,352
Ellie Bruce	65%	$—	$30,206	43%	$—	$100,687	$140,962	$35,240	$65,447
(1) Amounts were discretionary bonus payouts in fiscal 2015.
(2) Discretionary bonus.

In February 2016, the compensation committee established incentive targets for fiscal 2017. The compensation committee allocated 2017 Annual Incentive Plan bonuses to be based on the same target percentages of base salary to the named executive officers as from the 2016 Annual Incentive Plan. The compensation committee determined that the aggregate amount of 2016 cash bonuses would be awarded on a sliding scale and based upon certain EBITDA performance goals.

A bonus of up to $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers, based upon the recommendations of Mr. Chalhoub. No named executive officers received a discretionary bonus from this $50,000 pool for fiscal 2016 performance.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership.  We intend to make annual grants of equity to our executive officers under our Omnibus Plan.  We do not have any formal policy with respect to allocations between stock options and restricted stock awards.  We believe that stock options and restricted stock awards align employees' interests with stockholders. As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our company.  We have encouraged employees to purchase equity interests in our Company, and we determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews.  We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate, and retain qualified and talented executives.

We believe that our long-term equity compensation program achieves the goal of aligning the executives' compensation with our long-term growth, and thus aligns the executives' interests with our stockholders' interests.  We adopted the Omnibus Plan in connection with our initial public offering in fiscal 2008.  The Omnibus Plan permits the issuance of long-term incentive awards to our employees, non-employee directors, and employees of our subsidiaries to promote the interests of our company and our stockholders.  It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of our company.  The Omnibus Plan is administered by our compensation committee.  The aggregate number of shares of our common stock that may be issued under the Omnibus Plan cannot exceed 1,902,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction).  No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.  Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), deferred stock units (DSUs), performance shares, performance cash awards, and other stock or cash awards.  The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock award, or other stock or cash award.  The term of any award made under this plan cannot be longer than ten years. As of March 13, 2017, there were 17,329 shares available for issuance under the Omnibus Plan. In this proxy statement, the Company is requesting that shareholders approve a 700,000 share increase in the shares available under the Omnibus Plan. In addition, the Company has conditionally granted 109,923 restricted stock awards to its employees under the Long Term Incentive Plan ("LTIP") contingent upon shareholder approval of the 700,000 increase in available shares.

  For the 2016 LTIP, adopted under the Omnibus Plan, the compensation committee allocated a pool for granting stock awards based on the fair market value of the awards on the date of grant. Based on the fair market value of the Company's common stock on the date of grant, the actual shares awarded under the 2016 LTIP would change, but the pool would remain a set dollar amount based on the financial performance of the Company in fiscal 2016.

In the first quarter of fiscal 2016, the compensation committee set targets for the fiscal 2016 LTIP, and each LTIP participant was given a target amount of the pool as a percentage of his or her base pay. The long-term incentive award targets were based upon the Company's business plan for EBITDA of the Company. The compensation committee allocated the following LTIP bonus amounts based upon target percentages of base salary for the named executive officers: 85% to Joseph Chalhoub, 65% to Gregory Ray, 65% to John Lucks, 40% to Mark DeVita, and 45% to Ellie Bruce. The target percentages of base pay were similar to those in fiscal 2015, except that in fiscal 2015 if the Company achieved 100% of the targeted goal, the named executive officers would have been awarded an additional bonus equal to 50% of their targeted 2015 Annual Incentive bonus. The Company did not achieve 100% of the targeted goal in fiscal 2015.

	Threshold	Target	Maximum
EBITDA	$25.5 million	$35 million	$43 million
Award Payout (Percentage of Target)	5%	100%	140%

In fiscal 2016, the Company's EBITDA was $28.9 million, and the LTIP was awarded at 100% of target after consideration by the compensation committee to adjust for non-recurring expense items incurred during the year.

The following table sets forth the percentage of the 2016 LTIP that was designated to each of the named executive officers compared to certain information from 2015.

	Fiscal 2015 Percentage of Employee's Base Pay	Fiscal 2015 Restricted Stock Awards	Fiscal 2016 Percentage of Employee's Base Pay	Fiscal 2016 Dollar Value of Restricted Shares to be Awarded
				Threshold	Target	Maximum	Actual	Other
Joseph Chalhoub	128%	$—	85%	$—	$393,594	$551,032	$137,758	$255,836
Gregory Ray	98%	$40,972	65%	$—	$174,991	$244,987	$61,247	$113,744
John Lucks	98%	$47,533	65%	$—	$202,989	$284,185	$71,046	$131,943
Mark DeVita	60%	$20,175	40%	$—	$92,048	$128,867	$32,217	$59,831
Ellie Bruce	68%	$24,967	45%	$—	$106,610	$149,254	$37,313	$69,297

In February 2017, the compensation committee established incentive targets for fiscal 2017 LTIP. The compensation committee allocated 2017 LTIP amounts based upon the same target percentages of base salary to the named executive officers as from the 2016 LTIP. The compensation committee determined that the aggregate amount of 2017 LTIP would be awarded on a sliding scale and be based on certain EBITDA performance goals.

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees and non-employee directors the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code.  Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan.  In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus.  We may make discretionary contributions to participants' deferred accounts.  The plan administrator shall select one or more investment funds that will be used to credit participants' deferral accounts with income and gains and charge deferral accounts with losses, expenses, and distributions.  Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant.  Payment of the vested portion of a participant's deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years.  None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements, Severance Benefits and Retirement of Chief Executive Officer

We have entered into employment agreements with each of Messrs. Chalhoub, Lucks, and Ray. In addition, on December 6, 2016, the Company and Mr. Recatto entered into an Executive Employment Agreement effective February 1, 2017 when he assumed the position of President and Chief Executive Officer. All of these agreements provide for severance payments and continuation of benefits upon termination of employment.  See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

On December 6, 2016 the Company announced the retirement of its Founder, President and CEO, Joe Chalhoub. The Company entered into a Retirement and Release Agreement (the “Retirement Agreement”) with Mr. Chalhoub, setting forth the terms of Mr. Chalhoub’s retirement from his position as President and Chief Executive Officer of the Company, which was effective on January 31, 2017. Under the terms of the Retirement Agreement, Mr. Chalhoub is entitled to the following benefits:

•
A cash payment equal to two years of base salary and an amount equal to the cash bonus paid for fiscal 2016 payable in a lump sum no later than 30 days after March 3, 2017, but no later than 90 days after the retirement date.

•
Mr. Chalhoub’s previously granted stock options and grants will fully vest and any outstanding options may be exercised. LTIP grants will continue to vest as provided in the Stock Award, without regard to whether Mr. Chalhoub remains employed by the Company.

In addition, the Company entered into a two year consulting agreement with Mr. Chalhoub in connection with the Retirement Agreement under which the Company will pay Mr. Chalhoub $150,000 in the first year and $100,000 in the second year of the consulting agreement.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in its design, but it is not the sole consideration.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.  Section 162(m) did not prevent us from receiving a tax deduction in fiscal 2016 for the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

We expense equity awards in accordance with FASB ASC Topic 718.  Like many of the companies with whom we compete, we have taken measures to ensure that our equity granting practice remains competitive.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders are being asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2017 voting results will be disclosed in the proxy statement to be filed in connection with the 2018 annual meeting of shareholders. At the 2016 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation earned by our named executive officers in fiscal 2015, and the compensation committee took this shareholder approval into account when determining fiscal 2016 compensation. The Company has elected to bring this resolution up for shareholder consideration every year.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Charles E. Schalliol, Chair
Carmine Falcone, member
Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2016, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate amounts of compensation earned by the named executive officers during the fiscal years ended December 31, 2016, January 2, 2016, and January 3, 2015, respectively, for services rendered to the company.

Summary Compensation Table

					Non-Equity
					Incentive	All
Name and				Stock	Plan	Other
Position	Fiscal Year	Salary	Bonus	Awards	Compensation	Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)
Joseph Chalhoub,	2016	$463,052	$—	$393,594	$266,255	$10,880	$1,133,781
President and Chief	2015	$463,052	$—	$—	$—	$10,880	$473,932
Executive Officer(4)	2014	$454,365	$—	$—	$—	$10,680	$465,045

Gregory Ray,	2016	$269,220	$—	$174,991	$127,878	$10,880	$582,969
Chief Operating	2015	$269,220	$38,363	$40,972	$—	$10,880	$359,435
Officer, Secretary	2014	$267,700	$—	$—	$—	$10,680	$278,380

John Lucks,	2016	$312,290	$—	$202,989	$148,338	$10,880	$674,497
Senior Vice President	2015	$312,290	$44,501	$47,533	$—	$10,880	$415,204
of Sales and Marketing	2014	$303,500	$25,000	$—	$—	$10,680	$339,180

Mark DeVita,	2016	$230,120	$—	$92,048	$80,542	$10,476	$413,186
Chief Financial Officer	2015	$230,120	$24,163	$20,175	$—	$9,496	$283,954
	2014	$214,160	$—	$—	$—	$7,882	$222,042

Ellie Bruce,	2016	$236,910	$—	$106,610	$100,687	$10,880	$455,087
Vice President of Business	2015	$233,720	$30,206	$24,967	$—	$9,768	$298,661
Management and Marketing	2014	$235,575	$—	$—	$—	$10,680	$246,255
____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Footnote 15 to the Company's Annual Report on Form 10-K for fiscal 2016, respectively. Amounts for fiscal 2016 reflect incentive plan restricted stock awards granted on February 21, 2017. Amounts for fiscal 2015 reflect discretionary restricted stock awards granted on January 8, 2016. Shares granted in 2017 vest in equal amounts over a three year period starting January 1, 2018, and shares granted in 2016 vest in equal amounts over a three year period which began on January 1, 2017. See "- Compensation Discussion and Analysis- Long-term Equity Compensation" for more information regarding these stock awards. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.

(2)	The non-equity incentive plan compensation earned in fiscal 2016 was paid in February 2017.

(3)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

(4)	Mr. Chalhoub retired from the Company on January 31, 2017. See "Compensation Discussion and Analysis - Employment Agreements, Severance Benefits and Retirement of Chief Executive Officer".

	Name	Year	Company 401(k) Match	Long-term Disability Insurance Premium Payment	Total
			(a)
	Joseph Chalhoub	2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880
		2014	$10,400	$280	$10,680

	Gregory Ray	2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880
		2014	$10,400	$280	$10,680

	John Lucks	2016	$10,600	$280	$10,880
		2015	$10,600	$280	$10,880
		2014	$10,400	$280	$10,680

	Mark DeVita	2016	$10,196	$280	$10,476
		2015	$9,216	$280	$9,496
		2014	$7,603	$279	$7,882

	Ellie Bruce	2016	$10,600	$280	$10,880
		2015	$9,488	$280	$9,768
		2014	$10,400	$280	$10,680

(a)
Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee makes his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

Grants of Plan-Based Awards in Fiscal 2016

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for performance in fiscal year 2016.

		Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards			All other(3) Stock Awards: # of shares of stock	Grant Date(3) Fair Value of Other Stock Awards

		(1)			(2)

Name	Type of Award	Threshold	Target	Maximum	Threshold	Target	Maximum

Joseph Chalhoub	Restricted Stock	—	—	—	—	$393,594	$551,032	25,558	$393,594
	Non-equity incentive bonus	—	$266,255	$372,757
Gregory Ray	Restricted Stock	—	—	—	—	$174,991	$244,987	11,363	$61,247
	Non-equity incentive bonus	—	$127,878	$179,029
John Lucks	Restricted Stock	—	—	—	—	$202,989	$284,185	13,181	$71,046
	Non-equity incentive bonus	—	$148,338	$207,674
Mark DeVita	Restricted Stock	—	—	—	—	$92,048	$128,867	5,977	$32,217
	Non-equity incentive bonus	—	$80,542	$112,759
Ellie Bruce	Restricted Stock	—	—	—	—	$106,610	$149,254	6,922	$37,313
	Non-equity incentive bonus	—	$100,687	$140,962

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2016 Annual Incentive Plan. See “Compensation Discussion and Analysis - Non-Equity Incentive Plan Compensation” for more information about these amounts. For information about the actual amounts paid for performance in fiscal year 2016, see the "Summary Compensation Table" above.

(2)
Reflects the targeted dollar amounts of equity incentive plan awards under the 2016 Long Term Incentive Plan. See "Compensation Discussion and Analysis - Long-term Incentive Plan Compensation" from more information about these amounts.

(3)
Amounts represent the compensation committee's incentive plan restricted stock awards conditionally granted on February 21, 2017, based on the Company's February 20, 2017 closing share price of $15.40. These shares vest equally over a three year period starting January 1, 2018.

Outstanding Equity Awards at 2016 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 31, 2016.

			Option Awards			Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested

Joseph Chalhoub	3/17/2008		254,590	$11.50	3/17/2018	—	—
	3/25/2009		11,437	$7.33	3/25/2019
	2/20/2014	(2)				9,228	$144,880
Gregory Ray	3/17/2008		117,264	$11.50	3/17/2018
	3/25/2009		11,831	$7.33	3/25/2019
	2/20/2014	(2)				4,103	$64,417
	1/8/2016	(3)				4,147	$65,108
John Lucks	3/17/2008	(4)	52,164	$11.50	3/17/2018
	2/20/2014	(2)				4,759	$74,716
	1/8/2016	(3)				4,811	$75,533
Mark DeVita	3/25/2009		1,199	$7.33	3/25/2019
	2/20/2014	(2)				2,020	$31,714
	1/8/2016	(3)				2,042	$32,059
Ellie Bruce	3/17/2008		2,252	$11.50	3/17/2018
	2/20/2014	(2)				2,500	$39,250
	1/8/2016	(3)				2,527	$39,674

(1)	All options are exercisable.

(2)	Shares vested on January 1, 2017.

(3)	These shares vest in equal amounts over three years starting on January 1, 2017.

(4)
On January 31, 2012, option awards held by Mr. Lucks were modified from their original terms so that, upon the death or permanent disability of the optionee, the optionee's estate would have until the expiration date of the options to exercise the award.

Stock Vested in Fiscal 2016

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name
		(1)		(2)
Joseph Chalhoub	—	$—	—	$—
Gregory Ray	10,000	$47,000	—	$—
John Lucks	—	$—	—	$—
Mark DeVita	—	$—	—	$—
Ellie Bruce	—	$—	—	$—

(1)
The dollar value realized upon the exercise of stock options represents the pre-tax difference (fair market value of the Company's common stock on the exercise date minus the exercise price of the options) multiplied by the number of shares of common stock covered by the stock options exercised.

(2)	No stock awards vested in fiscal 2016 as our 2015 fiscal year ended on January 2, 2016 and fiscal 2016 ended on December 31, 2016.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

  Retirement Agreement with Mr. Chalhoub

On December 6, 2016, Heritage-Crystal Clean, Inc. announced the retirement of Mr. Chalhoub from his position as President and Chief Executive Officer of the Company which became effective on January 31, 2017. In connection with this announcement, the Company entered into a Retirement Agreement with Mr. Chalhoub. See "Employment Agreements and Severance Benefits" in Compensation Discussion and Analysis for a description of Mr. Chalhoub's Retirement Agreement.

Agreements with Mr. Recatto

We have entered into an employment agreement (the “Employment Agreement”) with Brian Recatto, our President, Chief
Executive Officer and Director, on December 6, 2016, which became effective on February 1, 2017. Under the Employment
Agreement, Mr. Recatto receives an annual base salary of $350,000 and is entitled to an annual target bonus amount equal to
100% of Mr. Recatto’s base salary, with an opportunity to increase the bonus up to 150% of his annual base salary upon meeting certain performance criteria. The Company provided Mr. Recatto with a one-time cash signing bonus of $150,000. Mr.
Recatto also received a restricted stock award of 500,000 shares of common stock, which vests through January 2021 in an amount based on the vesting table below, with the common stock price increase to be determined based on the increase in the price of the Company’s common stock (if any) from the closing price of the common stock as reported by Nasdaq on the employment commencement date ($15.00) and the common stock price on the potential vesting date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vesting date). If the stock price does not increase by $5, then no shares shall vest.

In the event that Mr. Recatto’s employment terminates due to a Change in Control (as defined in the Employment
Agreement) then:

•	If Mr. Recatto remains in his position as Chief Executive Officer and the Company remains a public company, Mr.
Recatto’s equity awards will continue to vest pursuant to their terms; and

•	If Mr. Recatto is terminated or the Company no longer is a public company in connection with the Change in Control, then a portion of Mr. Recatto’s restricted stock shall vest in an amount based on the vesting table below, with the common stock price increase (if any) to be determined based on an increase in the price of the Company’s common stock from the closing price of the common stock as reported by Nasdaq on the employment commencement date
($15.00) and price of the Company’s common stock as of the Change in Control date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vest Change in
Control date).

Vesting Table
Increase in Stock Price From the Employment Commencement Date to the Vesting Date	Total percentage of Restricted Stock
Less than $5 per share increase	—%
$5 per share increase	25%
$10 per share increase	50%
$15 per share increase	75%
$20 or more per share increase	100%

In the event of his death, Disability (as defined in the Employment Agreement), termination without cause or termination for good reason, then the amount of Mr. Recatto’s restricted stock that shall vest shall be determined as of the date of the termination of employment, death or Disability, based on any price increase in the common stock from the employment commencement date to the date of the termination of employment, death or Disability, and then applying such increase (if any)
to the vesting percentage in the table above, with the share price increase being prorated to reflect the portion of time Mr.
Recatto was employed.

In addition, upon a termination without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement), Mr. Recatto shall be entitled to severance compensation equal to one and a half times his base salary then in effect, payable on the Company’s regular payroll terms.

During his employment with the Company and for a period of eighteen months following his termination of employment for any reason, Mr. Recatto is also precluded from engaging or assisting in any business which is in competition with the
Company and from soliciting any Company employee, consultant, vendor or supplier.

Agreements with Mr. Ray

We have entered into an employment agreement with Gregory Ray, our Chief Operating Officer and Secretary.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Ray is entitled to a minimum annual base salary of $269,220, plus benefits and reimbursement of reasonable business expenses.  Mr. Ray's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Ray is also entitled to an annual bonus payable for Mr. Ray and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Ray's employment without cause, we are required to provide 90 days' notice and pay Mr. Ray severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Ray is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Ray upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Ray resigns for good reason or within one year of a change in control, Mr. Ray is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Ray's employment agreement, good reason is defined to include diminished status or responsibilities or if Mr. Ray is no longer directly reporting to Mr. Chalhoub.  Mr. Ray has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks, our Senior Vice President of Sales and Marketing.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $312,290, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable for Mr. Lucks and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Lucks's employment without cause, we are required to provide 90 days' notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

We have not entered into employment agreements with Mr. DeVita or Ms. Bruce.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment arrangement with the Company.  The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause, or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of December 31, 2016, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.  The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.” For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable. The amounts set forth for Mr. Chalhoub reflect the amounts that he will receive pursuant to his Retirement Agreement. See "Compensation Discussion and Analysis - Employment Agreements, Severance Benefits and Retirement of Chief Executive Officer."

Name		Base Salary		Bonus	Consulting	Benefit (1) Continuation	Fair Value of (2)Unvested Stock Awards	Total

Joseph Chalhoub
		$926,104		$266,255	$250,000	$18,124	$393,594	$1,854,077

Gregory Ray
	without cause	$538,440	(4)	$127,878	$—	$18,124	$—	$684,442
	for change in control	$538,440		$127,878	$—	$18,124	$129,525	$813,967
	for good reason	$538,440	(4)	$127,878	$—	$18,124	$—	$684,442
	without good reason	$22,128	(3)	$—	$—	$—	$—	$22,128
	for cause	$22,128	(3)	$—	$—	$—	$—	$22,128
	disability	$269,220		$—	$—	$18,124	$129,525	$416,869
	death	$—		$—	$—		$129,525	$129,525

John Lucks
	without cause	$624,580	(4)	$148,338	$—	$12,211	$—	$785,129
	for change in control	$624,580		$148,338	$—	$12,211	$150,249	$935,378
	for good reason	$624,580	(4)	$148,338	$—	$12,211	$—	$785,129
	without good reason	$25,668	(3)	$—	$—	$—	$—	$25,668
	for cause	$25,668	(3)	$—	$—	$—	$—	$25,668
	disability	$312,290		$—	$—	$12,211	$150,249	$474,750
	death	$—		$—	$—	$—	$150,249	$150,249

Mark DeVita (5)
	for change in control						$63,773	$63,773
	disability						$63,773	$63,773
	death						$63,773	$63,773

Ellie Bruce (5)
	for change in control						$78,924	$78,924
	disability						$78,924	$78,924
	death						$78,924	$78,924
___________

(1)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer's health care plan.

(2)
With the exception of Joseph Chalhoub, amounts reflect the value of unvested stock awards based upon the closing market price of the Company's common stock of $15.70, as reported by the Nasdaq Stock Market, on January 1, 2017. Mr. Chalhoub's amount reflects the accelerated expense of 25,558 shares of restricted stock due to his retirement, and is based on the closing market price of the Company's common stock of $15.40 on February 21, 2017.

(3)	Entitled to base salary through notice period which is a minimum of 30 days.

(4)
Upon termination without cause by the Company or termination for good reason by Messrs. Ray or Lucks, Messrs. Ray and Lucks are entitled to two times their base salary of $269,220 and $312,290, respectively, plus the other amounts listed in the table above.

(5)	Mr. DeVita and Ms. Bruce are not entitled to any cash severance or continuation benefits.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board.  Our non-employee directors receive annual cash compensation of $47,500 and restricted stock awards having a value of $47,500 on the date of grant.  Mr.

Recatto, as Lead Director, received an additional $75,000 annual cash retainer. The Chair of the audit committee receives an additional $15,000 annual cash retainer, and the Chairs of the compensation and nominating and governance committees each receive an additional $10,000 cash retainer. The restricted stock awarded to directors vests one year after the date of grant.  We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings. We have entered into indemnification agreements with each of our directors.

In fiscal 2016, we provided the following compensation to non-employee directors.  Mr. Chalhoub was director in fiscal 2016 but received no director-related compensation since he is an employee.

		Stock Awards
Name	Fees Earned or Paid in Cash	(1)	Total
Bruce Bruckmann	$47,500	$47,500	$95,000
Carmine Falcone	$57,500	$47,500	$105,000
Fred Fehsenfeld Jr.	$47,500	$47,500	$95,000
Brian Recatto	$113,348	$47,500	$160,848
Charles E. Schalliol	$57,500	$47,500	$105,000
Robert W. Willmschen Jr.	$62,500	$47,500	$110,000

(1)
Reflects the aggregate grant date fair market value in accordance with FASB ASC Topic 718.  In fiscal 2016, 4,779 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services per non-employee director.  On the grant date, the fair value of these awards was $9.94 per share based on the closing market price of the Company's common stock on the grant date.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Procedures for Approval of Related Party Transactions

Our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein.  The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction.  If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee's next scheduled meeting.  In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party's interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances.  Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

Under its policy, the audit committee pre-approves or ratifies the following categories of interested transactions:

Any employment by the Company of an executive officer of the Company if:

The related compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements or the executive officer is not an immediate family of another executive officer or director of the Company;

The related compensation would be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

Any compensation paid to a director if the compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements;

Any charitable contribution by the Company to a charitable organization, foundation, or university at which a related person's only relationship is as a non-executive employee or director if the amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization's total annual receipts;

Any transaction where the related person's interest arises solely from the ownership of the Company common stock, and all holders of common stock received the same benefit on a pro rata basis; and

Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture, or similar services.

 An “interested transaction” is any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which:

The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

The Company is a participant; and

Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).
A “related party” covered by the policy is:

A person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director, or nominee for election as a director;

A greater than 5% beneficial owner of common stock; or

An immediate family member of the foregoing, which includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law, and anyone residing in such person's home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $100,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999. Since 1999, we have had many transactions with affiliates of Heritage.  In fiscal 2016, we generated revenues of $0.6 million from product sales and services to Heritage Environmental Services and made payments of $3.8 million for waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.

In fiscal 2016, as a result of sales from our Environmental Services segment and our used oil re-refinery, we generated revenues of $1.6 million to Calumet Specialty Products Partners, LP, an affiliate of Heritage.

In addition, in fiscal 2016, we generated revenues of $1.9 million and made payments of $2.3 million with other affiliates of Heritage.  We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

 Workers' Compensation

We participate in a workers' compensation group insurance program with affiliates of Heritage.  In connection with our insurance program for workers' compensation, we contribute payments to an affiliate of Heritage.  Payments under the group insurance program for workers' compensation totaled $2.2 million in fiscal 2016, $1.4 million in fiscal 2015, and $1.3 million in fiscal 2014.

Employment of Certain Individuals

In fiscal 2016, we employed certain individuals who were immediate family members of a director or executive officer of the Company. Including salary, bonus, commissions, and 401k match, the following individuals were paid more than $120,000 in fiscal 2016:

•	Jeff Carpenter, the son of John Lucks, Senior Vice President of Sales & Marketing, was employed by us as a Branch Sales Manager and was paid $180,000 in fiscal 2016; and

•	Pierre Chalhoub, the son of Joe Chalhoub, the President and Chief Executive Officer, was employed by us as Controller - Oil Business and was paid $128,000 in fiscal 2016; and

•	Robert Chalhoub, the son of Joe Chalhoub, the President and Chief Executive Officer, was employed by us as Facility Manager and was paid $165,000 in fiscal 2016.

We believe that the total compensation paid to these individuals is approximately what we would pay for such services from unrelated individuals with similar experience in the same roles.

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock.  The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings.  Heritage's right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license, or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2016 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements, with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by applicable auditing standards of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence, including whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member

Independent Registered Public Accounting Firm Fees Information

Fees for professional services rendered by our independent registered public accounting firm for fiscal 2016 and 2015 were as follows:

	2016	2015
Audit Fees	$649,682	$664,156
Tax Fees	—	—
All Other Fees	2,625	—
Total	$652,307	$664,156

Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm.  The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company's independent registered public accounting firm to ensure that such services do not impair the firm's independence.  This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company's independent registered public accounting firm.  The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee.  The audit committee must be informed about each such service that is actually provided.  In cases where a service is not covered by one of those approvals, the service must be specifically pre-approved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than $25,000.  All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton for tax and non-audit services are compatible with maintaining the nature of the firm's independence and has determined that such services are compatible with the provision of independent audit services.  All of the services performed by Grant Thornton in fiscal year 2015 were pre-approved in accordance with the policy adopted by the audit committee as described above.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2017.  The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2017.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment.  Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.
 The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2017.
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PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2016 as listed in the Summary Compensation Table (appearing on page 19 of this Proxy Statement). The Board and the compensation committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis,” and "Named Executive Officer Compensation"sections of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2016.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2016, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2016 as disclosed in this Proxy Statement.
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PROPOSAL 4:

APPROVAL OF AN AMENDMENT TO THE HERITAGE-CRYSTAL CLEAN, INC. 2008 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of common stock reserved for issuance under Heritage-Crystal Clean, Inc. 2008 Omnibus Incentive Plan (the "Omnibus Plan" or the "Plan") by 700,00 shares to a total of 2,602,777 shares (the “Amendment”). The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy is required for approval of the amendment to the 2008 Omnibus Incentive Plan. A copy of the Omnibus Incentive Plan is attached here as Exhibit A.

Prior to the effectiveness of the proposed amendment, a total of 1,902,777 shares of Common Stock had been reserved for issuance under the 2008 Omnibus Incentive Plan. As of March 13, 2017, approximately 17,329 shares were available for issuance under the Omnibus Incentive Plan. In addition, the Company has awarded an additional 109,923 restricted stock awards contingent upon stockholder's approve this Proposal 4.

A summary description of the 2008 Omnibus Incentive Plan is provided below in Proposal 5. This summary is qualified in its entirety by the full text of the 2008 Omnibus Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A. The closing price of our common stock on March 13, 2017 was $13.90 per share.

Description of Our 2008 Omnibus Incentive Plan

The Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Plan is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. The Plan will be administered by our compensation committee, which we refer to in this Section as the committee.

Shares Available for Issuance

  The aggregate number of shares of our common stock issuable under the Plan currently will not exceed 1,902,077, and if the proposal to increase the shares available under the Omnibus Plan is approved, the aggregate number of shares issuable under the Omnibus Plan will not exceed 2,602,077 shares. As of March 13, 2017, a total of 889,654 options have been granted and 995,094 shares of restricted stock had been awarded under the Plan, on a cumulative basis. An aggregate of 17,329 shares were available for future grant under the Omnibus Plan as of March 13, 2017. In addition, the Company has awarded an additional 109,923 restricted stock awards contingent upon stockholders' approval of Proposal 4. If the Amendment to the 2008 Omnibus Plan is approved, an aggregate of 607,406 shares will be available for future grant under the Omnibus Plan (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction).

The compensation committee has granted restricted stock awards contingent upon shareholder approval of this Proposal 4. The table below represents the amount of restricted stock awards that are subject to stockholder approval of this Proposal 4 that would be received by the executive officers and all non-executive officers of the Company. The restricted stock awards subject to stockholder approval described below were awarded under the Company's LTIP in fiscal 2017 and would vest equally over three years beginning on January 1, 2018 and ending on January 1, 2020.

Name and Position	Dollar Value(1)	Number of Shares
Joe Chalhoub, former President, Chief Executive Officer, and Director	$295,195	19,169
Gregory Ray, Chief Operating Officer and Secretary	$131,243	8,522
John Lucks, Senior Vice President of Sales and Marketing	$152,241	9,886
Mark DeVita, Chief Financial Officer	$69,034	4,483
Ellie Bruce, Vice President of Business Management and Marketing	$79,949	5,192
Executive Officer Group	$727,662	47,252

Non-Executive Officer Employee Group	$965,149	62,671
(1) Dollar value of contingent restricted stock awards is based on the $15.40 closing price of our common stock on February 20, 2017.

Administration and Eligibility

The compensation committee satisfies the requirements established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, or the “Exchange Act,” for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code and with any applicable requirements established by the Nasdaq Stock Market. All of our employees, and employees of our subsidiaries, could be eligible to receive an award under the Plan. The committee approves the aggregate awards and the individual awards for executive officers and non-employee directors. The committee may delegate some of its authority under the Plan to one or more of our officers to approve awards for other employees. The committee is prohibited from increasing the amount of any award subject to one or more performance goals upon the attainment of the goals specified in the award, but the committee has discretion to decrease the amount of the award. No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.

The Board of Directors recommends that the stockholders approve Proposal 4 and recommends that you vote FOR Proposal 4.

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PROPOSAL 5:

APPROVAL OF THE 2008 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

At the Annual Meeting, stockholders are being asked to approve the 2008 Omnibus Incentive Plan for the purpose of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that awards made under the Plan based on the performance criteria set forth in the Plan will be deductible by the Company. A copy of the Omnibus Incentive Plan is attached here as Exhibit A.

Section 162(m) of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 162(m)”) generally do not allow a publicly held company to obtain tax deductions for compensation of more than $1.0 million paid in any year to its chief executive officer, or any of its other three most highly compensated executive officers (the “Section 162(m) executive officers”), unless these payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires the Company to obtain stockholder approval of each performance criterion that a committee of outside directors may use in granting an award under the Omnibus Plan that is intended to satisfy the requirements of Section 162(m). In addition, if the committee has the authority to change the targets under a performance goal after stockholder approval of the goal, the material terms of the performance goals must be disclosed and re-approved by stockholders no later than five years after the stockholder approval was first received. Our compensation committee, which administers the Plan, has the authority to change the targets with respect to awards granted under the Plan.

If this proposal is not approved by stockholders, and if in the future we pay annual compensation of more the $1.0 million to a Section 162(m) executive officer, the compensation attributable to grants of awards under the Plan to such Section 162(m) executive officer may not be tax deductible by us. Therefore, the compensation committee and the Board of Directors recommend that the stockholders approve the Omnibus Plan in its entirety, including specifically the material terms of the performance goals applicable to award granted under the Omnibus Plan that are intended to satisfy the requirements of Section 162(m).

Stockholder approval of the Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under the Plan to qualify for the performance-based compensation exemption under Section 162 (m), and approval of the Plan by stockholders should not be viewed as a guarantee that all amounts paid under the Plan will be deductible by us. The compensation committee reserves the right to issue awards under the Plan to executive officers that will not be tax deductible under Section 162(m).

Description of Our 2008 Omnibus Incentive Plan

This following summary of the Omnibus Plan does not purport to be complete and is subject to and qualified in its entirety to the full text of the Omnibus Plan, which is attached hereto as Annex A. The Omnibus Plan permits the issuance of annual and long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Omnibus Plan is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. The Omnibus Plan will be administered by our compensation committee, which we refer to in this Section as the committee.

Shares Available for Issuance

The aggregate number of shares of our common stock that may be issued under the Plan will not exceed 1,902,077 (subject to the adjustment provisions discussed below) not including the potential increase in the shares available under the Plan described in Proposal 4 above. As of March 13, 2017, a total of 889,654 options have been granted and 995,094 shares of restricted stock had been awarded under the Plan, on a cumulative basis. An aggregate of 17,329 shares were available for future grant under the Omnibus Plan as of March 13, 2017, or 607,406 shares if the proposal to increase the shares available issuable under the Omnibus Plan included in this proxy statement is approved by shareholders.

Administration and Eligibility

The committee satisfies the requirements established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 "the Exchange Act" for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code and with any applicable requirements established by the Nasdaq Stock Market. All of our employees, and employees of our subsidiaries, could be eligible to receive an award under the Omnibus Plan. The committee approves the aggregate awards and the individual awards for executive officers and non-

employee directors. The committee may delegate some of its authority under the Omnibus Plan to one or more of our officers to approve awards for other employees. The committee is prohibited from increasing the amount of any award subject to one or more performance goals upon the attainment of the goals specified in the award, but the committee has discretion to decrease the amount of the award. No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.

Awards

Stock Options. The committee is authorized to grant stock options which may be either incentive stock options or nonqualified stock options. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option. The term of a stock option cannot exceed 10 years. For purposes of the Omnibus Plan, fair market value of the shares subject to the stock options shall be determined in such manner as the committee may deem equitable or as required by applicable law or regulation. At the time of grant, the committee in its sole discretion determines when stock options are exercisable and when they expire. Payment for shares purchased upon exercise of a stock option must be made in full at the time of exercise. Payment may be made in cash, by the transfer to us of shares owned by the participant having a fair market value on the date of transfer equal to the option exercise price, to the extent permitted by applicable law, delivery of an exercise notice, together with irrevocable instructions to a broker to deliver to us the amount of the sale proceeds from the stock option shares or loan proceeds to pay the exercise price and any withholding taxes due to us or in such other manner as may be authorized by the committee. The repricing of options without stockholder approval is prohibited under the plan.

SARs. The committee has the authority to grant stock appreciation rights, or SARs, and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR maybe exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to us an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (1) the fair market value of our common stock on the date of exercise of the right over (2) the fair market value of our common stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. The committee also may, in its discretion, substitute SARs which can be settled only in common stock for outstanding stock options at any time. The terms and conditions of any substitute SAR will be substantially the same as those applicable to the stock option that it replaces and the term of the substitute SAR will not exceed the term of the stock option that it replaces. The repricing of SARs is prohibited under the Plan without stockholder approval.

Restricted Stock, Restricted Stock Units and Deferred Stock Units. Restricted stock consists of shares which we transfer or sell to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units, or RSUs, confer the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the committee which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. Deferred stock units, or DSUs, are a vested-right to receive shares in lieu of other compensation at termination of employment or a specific future date. The committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock, RSUs or DSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. The committee also may provide that RSUs or DSUs may be settled in cash rather than in our shares. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time or other restrictions or conditions.

Performance Shares. A participant who is granted performance shares has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the committee. The award of performance shares to a participant will not create any rights in such participant as our stockholder until the issuance of common stock with respect to an award.

Performance Cash Awards. A participant who is granted performance cash awards has the right to receive a payment in cash upon the attainment of performance goals specified by the committee. The committee may substitute shares of our common stock for the cash payment otherwise required to be made pursuant to a performance cash award.

Performance Goals. The Compensation Committee may establish performance objectives required to be satisfied with respect to a performance award. A performance objective means “business criteria” within the meaning of Section 162(m), including but not limited to, revenue; operating revenue; revenue and/or operating revenue growth; earnings before interest and/or taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; net income; operating net income per share; operating net income; underwriting income; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings;

operating net earnings; share price performance; return on assets or net assets; return on equity; operating return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; book value; book value growth (on a total or per share basis); tangible book value; tangible book value growth (on a total or per share basis); total shareholder return; improvement in or attainment of expense levels; improvement or attainment of operating or financial leverage levels; or other objectives.  The performance objectives established by the Compensation Committee for any performance period may be expressed in terms of attaining a specified level of a performance objective or the attainment of a percentage or absolute increase or decrease in the particular objective, may involve comparisons with respect to our historical results and/or those of our business units or segments, and may be adjusted to account for extraordinary transactions or other items, as the Compensation Committee deems appropriate.

The committee may make retroactive adjustments to, and the participant shall reimburse the Company for, any cash or equity based incentive compensation paid to the participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement, it is determined that the participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the participant's misconduct.

Stock Awards. The committee may award shares of our common stock to participants without payment for such shares, as additional compensation for service to us. Stock awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the committee determines to be appropriate. An outright grant of stock will only be made in exchange for cash compensation already earned by a participant.

Cash Awards. A cash award consists of a monetary payment made by us to an employee as additional compensation for his or her services to us. A cash award may be made in tandem with another award or may be made independently of any other award. Cash awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the committee determines to be appropriate.

Amendment or Termination of the Omnibus Plan

Our board of directors or the committee has the right and power to amend or terminate the Plan; however, neither the board of directors nor the committee may amend the Plan in a manner which would reduce the amount of an existing award without the holder\'s consent. However, the committee has the right to unilaterally amend or terminate an award to comply with changes in law. In addition, stockholder approval will be obtained for any amendment to the Plan if required by law or listing rules. No award maybe made under the Plan more than 10 years after its adoption by the Board.

Change in Control

Except as otherwise determined by the committee, the treatment of outstanding awards upon the occurrence of a change in control shall be as described below. For purposes of the Plan, the term change in control means one or more of the following events: (1) the acquisition, directly or indirectly, of our securities representing at least 35% of the combined voting power of our outstanding securities (other than by any of our employee benefit plans); (2) the consummation of certain mergers and consolidations involving us; (3) the consummation of the sale or other disposition of all or substantially all of our assets; (4) the approval of a plan of complete liquidation or dissolution by our stockholders; and (5) a change in the majority of our board of directors.

Stock Options and SARs. Upon the occurrence of a change in control, each stock option and SAR outstanding on the date on which the change in control occurs will immediately become vested and exercisable in full in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the stock options or SARs.

Restricted Stock and Restricted Stock Units. Upon the occurrence of a change in control, the restrictions on all shares of restricted stock and RSUs outstanding on the date on which the change in control occurs will automatically lapse. With regard to RSUs, shares of common stock will be delivered to the participant as determined in accordance with the terms and conditions in the applicable grant, award or agreement relating to RSUs.

Performance Shares. Upon the occurrence of a change in control, any performance goal with respect to any outstanding performance shares will be deemed to have been attained at target levels, and shares of our common stock or cash will be paid to the participant as determined in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the performance shares.

Performance Cash Awards. Upon the occurrence of a change in control, any performance goal with respect to any outstanding performance cash awards will be deemed to have been attained at target levels, and the cash (or shares of our common stock) will be paid to the participant as determined in accordance with the terms and conditions set forth in the applicable grant, award or agreement relating to the performance cash awards.

Other Stock or Cash Awards. Upon the occurrence of a change in control, any terms and conditions with respect to other stock or cash awards previously granted under the Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the participants, as determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such awards.

Adjustments

If there is any change affecting our common stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for awards, the maximum number of shares which may be subject to an award in any calendar year and the number of shares subject to outstanding awards, and the price of such shares, as applicable, will be equitably adjusted by the committee in its discretion. The committee also has the right to substitute stock options or other awards denominated in the shares of another company for awards outstanding at the time of any such transaction.

Substitution and Assumption of Awards

Without affecting the number of shares reserved or available under the Plan, either the board of directors or the committee may authorize the issuance of awards in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a change in control, upon such terms and conditions as it deems appropriate.

Reusage

If a stock option granted under the Plan expires or is terminated, surrendered or canceled without having been fully exercised or if restricted stock, RSUs, performance shares or SARs granted under the Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such awards will again be available for use under the Plan. The number of shares which are transferred to us by a participant or withheld by us to pay the exercise or purchase price of an award or to pay withholding taxes in connection with the exercise or payment of an award will not be counted as used. Shares covered by an award granted under the Plan that is settled in cash will not be counted as used.

Certain Tax Consequences

There are no income tax consequences for us or the option holder upon the grant of either an incentive stock option or a nonqualified stock option.

When a nonqualified stock option is exercised, the option holder will recognize ordinary income equal to the excess of fair market value of all the shares of stock for which the option is exercised on the date of exercise over the aggregate exercise price and we are entitled to a corresponding deduction.

When an incentive stock option is exercised, the option holder does not recognize income and we are not entitled to a deduction. In the event of a disqualifying disposition by the option holder (i.e., the option holder does not hold the stock long enough to qualify under IRS rules), we are entitled to a deduction equal to the compensation income recognized by the option holder.

When an SAR is granted, there are no income tax consequences for us. When an SAR is exercised, we are entitled to a deduction equal to the compensation recognized by the participant.

We are entitled to a deduction equal to the compensation recognized by a participant in connection with the vesting of restricted stock, or upon the participant\'s earlier election to include the restricted stock in income pursuant to Section 83(b) of the Code, as the case may be. With respect to other awards granted under the Plan, we will be entitled to a deduction equal to the compensation recognized by a participant upon the delivery of shares or payment of cash in satisfaction of any award.

The Board of Directors recommends that the stockholders approve Proposal 5 and recommends that you vote for approval of the 2008 Omnibus Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code.
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PROPOSAL 6:

APPROVAL OF AN AMENDMENT TO THE HERITAGE-CRYSTAL CLEAN, INC. EMPLOYEE STOCK PURCHASE PLAN OF 2008 TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

The Board of Directors has approved, subject to shareholder approval, an amendment to increase the number of shares of common stock reserved for issuance under Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 (the “ESPP”) by 120,000 shares to a total of 405,000 shares (the “Amendment”). The affirmative vote of the majority of shares present at the Annual Meeting in person or by proxy is required for approval of the amendment to the ESPP.

Prior to the effectiveness of the proposed amendment, a total of 285,000 shares of Common Stock had been reserved for issuance under the ESPP. As of March 13, 2017, approximately 49,000 shares were available for purchase under the ESPP.

A summary description of the ESPP is provided below. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit B. The closing price of our common stock on March 13, 2017 was $13.90 per share.

Summary of ESPP

We adopted our ESPP in connection with our initial public offering in 2008. The purpose of the ESPP is to provide an opportunity for our employees and the employees of our designated subsidiaries to purchase a limited number of shares of common stock at a discount through voluntary automatic payroll deductions designed to qualify under Section 423 of the Internal Revenue Code (the “Code”).

The ESPP is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our shareholders.

Administration. The ESPP is administered by our compensation committee. The compensation committee may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate. The compensation committee has the authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. Additionally, the compensation committee may take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares Available for Issuance. If the Amendment to the ESPP is approved, the aggregate number of shares of our common stock that may be issued under the ESPP will not exceed 405,000 shares (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction). The maximum amount eligible for purchase of shares through the ESPP by any employee in any year is $25,000.

Eligible Employees. All of our U.S. employees (other than any employee who owns more than 5% of our stock) may participate in the ESPP, other than employees whose customary employment is 20 hours or less per week or employees whose customary employment is for not more than five months per year. Our Compensation Committee, in its discretion, may extend the ESPP to international employees. As of March 13, 2017, there were approximately 1,200 employees were eligible to participate in the ESPP.

Payroll Deductions and Purchase of Shares. Each employee that chooses to participate in the ESPP may contribute from his or her cash earnings through payroll deductions (within such limits as our compensation committee may determine) during an offering period, and the accumulated deductions will be applied to the purchase of shares on the first day Monday (or Tuesday if Monday is a holiday) of the next following offering period. The ESPP provides for consecutive offering periods of three months each on a schedule determined by the compensation committee. The purchase price per share will be at least 95% of the fair market value of our shares at the beginning of the next offering period.

Our Board of Directors may at any time amend, suspend, or discontinue the ESPP, subject to any shareholder approval needed to comply with the requirements of the SEC, the Code, and the rules of the exchange upon which our common stock is listed.

Plan Benefits. The number of shares of common stock that will be purchased or received in the future by participants in the ESPP is not currently determinable.

All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table set forth below in this Proxy Statement.

No executive officer participated in the ESPP during fiscal 2016.

Certain U.S. Federal Income Tax Consequences. A participant recognizes no taxable income, and we are not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated. This holding period is effectively two years from the beginning of the purchase period for shares purchased at the end of such period. If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as short-term or long-term capital gain, depending on whether the shares have been held for more than one year. If the sale price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the common stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the common stock on the date of sale over the purchase price. If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income. If the fair market value of the common stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain. If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

We deduct from participants’ payroll checks all federal, state, local, and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if we have a tax-withholding obligation because of such disposition, the participant must reimburse the Company an amount equal to any such withholding tax.

The foregoing discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to an ESPP participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

The Board of Directors recommends that the shareholders vote “FOR” the amendment to Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008
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PROPOSAL 7:

ADVISORY VOTE ON FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is requesting shareholder approval, on an advisory basis, as to whether the Company should conduct a shareholder advisory vote on executive compensation at the annual meeting of shareholders to be held every year, every second year or every third year. Shareholders may vote on the frequency with which the Company should conduct an advisory vote on executive compensation by selecting the vote to be held every year, every second year, every third year or by abstaining from voting on this proposal.

The Company currently holds this vote every year. The Company's Board of Directors has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company. In determining its recommendation, our Board considered that an annual advisory vote on named executive officer compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Therefore our Board recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.

As an advisory vote, this proposal will not be binding on the Company and will not create or imply any additional fiduciary duty on the part of the Board. The Board, however, values the opinions expressed by the shareholders through their vote on this proposal and will consider the outcome of the vote when making a determination as the frequency of future shareholder advisory votes for approval of executive compensation.

The Board recommends a vote of ONE YEAR with respect to the frequency of future shareholder advisory votes for approval of named executive officer compensation.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2018 Annual Meeting of Shareholders must be received by the Company no later than November 22, 2017 in order to be considered for inclusion in the Company's Annual Meeting Proxy Statement next year.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.  Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive office of the Company.  This notice must be delivered to the Company no later than the close of business on January 25, 2018, but no earlier than the close of business on December 26, 2017, to be considered for a vote at next year's annual meeting.  The notice must contain the information required by the Company's bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2016 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2016 either now or in the future, please contact your bank, broker, or other nominee.  Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above.  If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.
____________________________________________________

EXHIBIT A

HERITAGE – CRYSTAL CLEAN, INC.
OMNIBUS INCENTIVE PLAN OF 2008
1.Purpose. The purposes of the Plan are (a) to promote the interests of the Corporation and its Subsidiaries and its stockholders by strengthening the ability of the Corporation and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Corporation. The Plan is intended to provide Plan Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the regulations promulgated thereunder.
2.    Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Award” means the grant of incentive compensation under this Plan to a Participant.

(b)	“Board” means the board of directors of the Corporation.

(c)	“Change of Control” means:

(i)
upon the acquisition by any individual, entity or group, including any Person, of beneficial ownership (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of 35% or more of the combined voting power of the then outstanding capital stock of the Corporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Corporation); (B) any acquisition by the Corporation; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (D) any acquisition of additional Stock by any Person that beneficially owned 35% or more of the combined voting power of the Corporation’s then outstanding securities before such acquisition; (E) any corporation pursuant to a reorganization, merger or consolidation involving the Corporation, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation) shall become the beneficial owner of 35% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Corporation, and (2) such Person shall, after such acquisition by the Corporation, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii)
upon the consummation of a reorganization, merger or consolidation of the Corporation, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 51% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 35% or more of the combined voting power of the Corporation's then outstanding securities) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Continuing Directors of the Corporation at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii)	upon the approval of a plan of complete liquidation or dissolution of the Corporation; or

(iv)	when the Continuing Directors cease for any reason to constitute at least a majority of the Board.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee of the Board.

(f)
“Continuing Directors” means those individuals initially appointed as the directors of the Corporation; provided, however, that any individual who becomes a director of the Corporation at or after the first annual meeting of stockholders of the Corporation whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Continuing Directors and has such authority) shall be deemed to have been a Continuing Director; and provided further, that no individual shall be deemed to be a Continuing Director if such individual initially was elected as a director of the Corporation as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(g)	“Corporation” means Heritage – Crystal Clean, Inc., a Delaware corporation, or any successor thereto.

(h)	“Covered Employees” means covered employees within the meaning of Code Section 162(m).

(i)	“Deferred Stock Unit” (“DSU”) means a vested right to a future award of Stock granted pursuant to Section 10 below.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)	“Fair Market Value” means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

(l)	“Incentive Stock Options” means a Stock Option designed to meet the requirements of Code Section 422 or any successor law.

(m)	“Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

(n)
“Participant” means (i) an employee of the Corporation or its Subsidiaries; or (ii) a non-employee director of the Corporation designated by the Committee as eligible to receive an Award under the Plan.

(o)	“Performance Cash Awards” means cash incentives subject to the satisfaction of long-term Performance Criteria and granted pursuant to Section 12 below.

(p)	“Performance Criteria” means business criteria within the meaning of Code Section 162(m), including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure our performance as a whole or any of our business units and may be measured relative to a peer group or index.

(q)	“Performance Period” means the period as designated by the Committee with a minimum of one year and a maximum of five years.

(r)	“Performance Shares” means Awards subject to the satisfaction of long-term Performance Criteria and granted pursuant to Section 11 below.

(s)	“Person” means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(t)	“Plan” means the Heritage – Crystal Clean, Inc. Omnibus Incentive Plan of 2008.

(u)	“Restricted Stock” means Stock subject to a vesting condition specified by the Committee in an Award in accordance with Section 9 below.

(v)
“Resulting Entity” means the entity resulting from a transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s property or assets, directly or indirectly).

(w)
“RSU” means a restricted stock unit providing a Participant with the right to receive Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with Section 9 below.

(x)	“SAR” means a stock appreciation right granted pursuant to Section 8 below.

(y)	“Stock” means a share of common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(z)
“Stock Option” means the right to acquire shares of Stock at a certain price that is granted pursuant to Section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(aa)
“Subsidiary” or “Subsidiaries” means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3. Administration. The Plan will be administered by the Committee consisting of three or more directors of the Corporation as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b‑3 or its successor under the Exchange Act;

(b)	the exchange on which the Stock is listed may establish pursuant to its rule-making authority; and

(c)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).
The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of Section 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan.
Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one or more Performance Criteria. Performance Criteria shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier). The Committee may select one or more Performance Criteria and may apply those Performance Criteria on a corporate-wide or division/business segment basis; provided, however, that the Committee may not increase the amount of compensation payable to a Covered Employee upon the satisfaction of Performance Criteria.
The Committee or the Board may authorize one or more officers of the Corporation to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to non-employee directors of the Corporation, or to officers who are, or who are reasonably expected to be, Covered Employees. Any reference in the Plan to the Committee shall include such officer or officers.
The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.
4.    Participants. Participants may consist of all employees of the Corporation and its Subsidiaries and all non-employee directors of the Corporation; provided, however, the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Corporation or any Subsidiary; and (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Corporation enters into for service. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.
5.    Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 1,902,077 shares of Stock. Stock covered by an Award granted under the Plan shall not be counted as used unless and until actually issued and delivered to a Participant. Accordingly, if there is (a) a lapse, expiration, termination or cancellation of any Stock Option or other Award outstanding under this Plan prior to the issuance of Stock thereunder or (b) a forfeiture of any shares of Restricted Stock or Stock subject to Awards granted under this Plan prior to vesting, then the Stock subject to these Stock Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any Stock covered by an SAR (including an SAR settled in Stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent Stock is actually issued to the Participant upon exercise of the right. Finally, any Stock exchanged by an optionee as full or partial payment of the exercise price under any Stock Option exercised under the Plan, any Stock retained by the Corporation to comply with applicable income tax withholding requirements, and any Stock covered by an Award which is settled in cash, shall be added to the Stock available for Awards under the Plan.
    All Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Corporation. All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options.
    No Participant may receive in any calendar year Awards relating to more than 500,000 shares of Stock.
    The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with Section 15 hereto.
6.    Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards, and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of Sections 20 and 21 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account and are subject to the same vesting or Performance Criteria as the underlying Award. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.
Awards shall be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.
The Committee may make retroactive adjustments to and the Participant shall reimburse to the Corporation any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which the Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation will, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Exchange Act) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. The amount of such reimbursement shall equal the difference between what was paid initially and what would have been paid based on the restated financial results. In each instance described above, the Corporation will, to the extent practicable, seek to recover the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.
Measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by Generally Accepted Accounting Principles and as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other Securities and Exchange Commission filings.
The Committee, in its sole discretion, may require a Participant to have amounts or Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Corporation’s books of account. In addition, the Committee may permit Participants to defer the receipt of payments of Awards pursuant to such rules, procedures or programs as may be established for purposes of this Plan.
The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.
7.    Stock Options. Stock Options may be granted to Participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to Section 16 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant. The exercise price, upon exercise of any Stock Option, shall be payable to the Corporation in full by: (a) cash payment or its equivalent; (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired Stock; (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the

Corporation the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Corporation; and (d) such other methods of payment as the Committee, in its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price nor reduce the exercise price of an outstanding Stock Option without stockholder approval. Reload options are not permitted.
8.    Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall be equal to the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to Section 16 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in Stock. In no event shall the Committee cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price nor reduce the grant price of an outstanding SAR without stockholder approval.
9.    Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)
a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Corporation at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c)	the attainment of Performance Criteria.
All restrictions shall expire at such times as the Committee shall specify.
10.    DSUs. DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.
11.    Performance Shares. The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than 12 months and to the extent the Award is designed to constitute performance-based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.
Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Shares Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.
12.    Performance Cash Awards. The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award; provided the Performance Period will not be less than 12 months and to the extent the Award is designed to constitute performance-

based compensation under Code Section 162(m), Performance Criteria shall be established within 90 days of the period of service to which the Performance Criteria relate has elapsed. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. No Award may be paid to a Participant in excess of $2,000,000 for any single year. If an Award is earned in excess of $2,000,000, the amount of the Award in excess of this amount shall be deferred in accordance with the date the Participant ceases to be covered by Code Section 162(m) (or six months after that date if the Participant ceases to be covered by Code Section 162(m) because of Participant’s separation from service (as defined in Code Section 409A).
Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any Performance Criteria by any Participant who is a Covered Employee. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.
13.    Other Stock or Cash Awards. In addition to the incentives described in Sections 6 through 12 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it determines to be in the best interests of the Corporation and subject to such other terms and conditions as it deems appropriate; provided an outright grant of Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.
14.    Change of Control. Except as otherwise determined by the Committee at the time of grant of an Award, upon a Change of Control, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and RSUs shall lapse; all Performance Criteria shall be deemed achieved at target levels and all other terms and conditions met; all Performance Shares shall be delivered; all Performance Cash Awards, DSUs and RSUs shall be paid out as promptly as practicable; and all other Stock or cash Awards shall be delivered or paid.
In the event that a payment or delivery of an Award following a Change of Control would not be a permissible distribution event, as defined in Code Section 409A(a)(2) or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of: (a) the date of payment or delivery originally provided for such Award; or (b) the date of termination of the Participant’s employment or service with the Corporation or six months after such termination in the case of a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)).
15.    Adjustment Provisions.

(a)
In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering, or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.

(b)
In direct connection with the sale, lease, distribution to stockholder, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Corporation or a Subsidiary the Committee may authorize the assumption or replacement or affected Participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c)
In the event of any merger, consolidation or reorganization of the Corporation with or into another corporation which results in the outstanding Stock of the Corporation being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.

16.    Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Corporation or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in Section 5 hereto, to the extent permitted by applicable law and listing exchange requirements.
17.    Nontransferability. Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to charity or to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.
18.    Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and the Corporation may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of Stock hereunder, a Participant may pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by electing to have the Corporation withhold Stock having a Fair Market Value equal to the amount required to be withheld up to the minimum statutory withholding amount, or (b) by delivering irrevocable instructions to a broker to sell Stock and to promptly deliver the sales proceeds to the Corporation for amounts up to and in excess of the minimum required statutory withholding amount. For Restricted Stock and RSUs, no withholding in excess of the minimum statutory withholding amount will be allowed.
19.    Duration of the Plan. No Award shall be made under the Plan more than ten years after the date of its adoption by the Board; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Corporation and the Participant, or such other person as may then have an interest therein.
20.    Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options, and may require an Award be deferred pursuant to Section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the final sentence in each of Section 7 and Section 8 of the Plan (regarding the reissuing at a relatively reduced price, Stock Options and SARs respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.
The Corporation shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.
21.    Other Provisions.

(a)
The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings, or conditions as to the Participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

(b)
In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Corporation to establish one ore more sub-plans to reflect such modified provisions. All sub-plans shall apply only to Participants within the affected jurisdiction and the Corporation shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(c)
The Committee, in its sole discretion, may require a Participant to have amounts or shares of Stock that otherwise would be paid and delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Corporation’s books of account.

(d)
Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Corporation; nor interfere in any way with the Participant’s right or the Corporation’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Corporation.

(e)
No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f)
In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

(g)
Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Corporation or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Code Section 409A, as determined by the Committee.

22.    Governing Law.
This agreement and any controversy arising out of or relating to this agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. To the extend not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.
23.    Stockholder Approval. The Plan was adopted by the Board on March 3, 2008. The Plan shall automatically terminate as of the first meeting of stockholders on and after the third anniversary of the date on which the Corporation first issues Stock that is required to be registered under Section 12 of the Securities Exchange Act of 1934 as amended, unless submitted to and approved by stockholders prior to that date.

Exhibit B
HERITAGE-CRYSTAL CLEAN, INC.
EMPLOYEE STOCK PURCHASE PLAN OF 2008

1.Purpose. The Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 provides eligible employees of Heritage-Crystal Clean, Inc., and its Participating Subsidiaries an opportunity to purchase common stock of the Corporation through payroll deductions on an after-tax basis. The Plan is intended to qualify for favorable tax treatment under section 423 of the Internal Revenue Code of 1986, as amended.

2.Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Administrator means Chief Accounting Officer of the Corporation or such independent third party administrator as the Corporation may engage to administer the Plan.

(b)
Authorization Form means a payroll deduction form which authorizes payroll deductions from a Participant’s Basic Pay and evidences the Participant’s membership in the Plan. An Authorization Form may be completed in such written or electronic form as the Committee in its discretion shall determine.

(c)
Basic Pay means, in relation to a Participant for a payroll period, the Participant’s regular compensation earned during such payroll period, before any deductions or withholding, but excluding overtime, bonuses, amounts paid as reimbursement of expenses (including those paid as part of commissions) and any other additional compensation.

(d)	Board means the Board of Directors of the Corporation.

(e)	Committee means the Compensation Committee of the Board.

(f)	Corporation means Heritage-Crystal Clean, Inc., a Delaware corporation, or any successor thereto.

(g)	Eligible Employee is defined in Section 4 below.

(h)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(i)	Exercise Date with respect to any Offering Period means the Grant Date of the immediately following Offering Period.

(j)
Exercise Price with respect to any Offering Period means an amount established by the Committee prior to the Offering Period which amount shall in no event be less than 95% of the Fair Market Value of Shares on the Offering Period’s Exercise Date.

(k)	Fair Market Value of a Share on any date shall be the closing price of the Corporation’s Stock as reported on the Nasdaq for such date.

(l)
Grant Date means the first Monday of each Offering Period on which sales of the Corporation’s Shares are reported on the Nasdaq or if no Shares are sold on that Monday, then on the next succeeding day on which there is a sale.

(m)	Nasdaq means the Nasdaq Global Market.

(n)
Offering Period means a three-month period beginning on the first Monday of each January, April, July, and October, respectively, (or such alternative four months in a cycle of three-month intervals as the Committee may establish in its discretion), and ending on the last business day before the first Monday of the succeeding three-month period. If no Shares are sold on what would otherwise be the first Monday of an Offering Period, then that Offering Period shall commence on the next succeeding day on which there is a sale, and the immediately preceding Offering Period shall end on the last business day before the date on which there is a sale. Notwithstanding the definition of Offering Period, the Initial Offering Period means that period commencing on the date established by the Committee for implementing the Plan and ending on the last business day before the first Monday of the next following regular Offering Period under the Plan.

(o)
Participant means an Eligible Employee who has completed an Authorization Form and who continues to make contributions to the Plan, or who no longer contributes to the Plan, but has Shares still held by the Administrator in accordance with this Plan.

(p)
Participating Subsidiaries means Limited Liability Corporations, 50% or more of each class of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation, which are authorized by the Corporation to participate in the Plan and which have agreed to participate.

(q)	Plan means the Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008, as amended from time to time.

(r)
Plan Account means a payroll deduction account maintained by the Committee for each Participant to which shall be credited all payroll deductions and from which shall be deducted amounts charged for the purchase of Shares hereunder and withdrawals.

(s)	Shares mean shares of Heritage-Crystal Clean, Inc. common stock, par value $.01 per share.

3.Shares Subject to the Plan. There is hereby reserved for issuance under the Plan an aggregate of 160,000 Shares. Available Shares shall be from such authorized but un-issued Shares or from Shares reacquired from time to time.

4.Eligible Employees. All employees of the Corporation or any of its Participating Subsidiaries shall be eligible to participate in the Plan, except employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year, or who, immediately after any Grant Date, own 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Participating Subsidiary.

5.Participation in the Plan. An Eligible Employee may voluntarily participate in the Plan by completing and filing with the appropriate payroll office an Authorization Form during any Plan enrollment period, as such enrollment periods may be established by the Committee. Such Authorization Form may authorize payroll deductions from the employee’s Basic Pay, or some other means of contributions received from employees.

6.Contributions. The Committee, in its discretion, may establish a minimum and/or maximum deduction per payroll period. A Participant’s deductions will commence as soon as administratively possible during the next succeeding Offering Period after the Participant’s Authorization Form is filed and recorded in the appropriate payroll office. Such deductions shall continue until the Participant terminates participation in the Plan or until the Plan is terminated. Subject to any applicable minimum and maximum deductions, a Participant may change the amount of his or her payroll deduction no more than twice in each calendar year by filing a new Authorization Form with the appropriate payroll office. The change shall not become effective earlier than the first payroll period in the next succeeding Offering Period after the Authorization Form is received and recorded by the appropriate payroll office. Payroll deductions will be held in the Corporation or Participating Subsidiary’s general accounts until the end of the Offering Period at which time they will be applied solely for the purchase of Shares under the Plan. Participants will receive periodic statements of their Plan Account balance.

7.Purchase Price. The purchase price of the Shares shall be the Exercise Price as defined herein.

8.Number of Shares Purchasable. No Participant may be permitted to acquire more than $25,000 worth of Shares under the Plan per year. This limit shall be monitored by the Committee or its delegate(s).

9.Plan Accounts/Shares Acquired. Participating Subsidiaries shall maintain Plan Accounts for Participants, where applicable. Shares purchased pursuant to the Plan shall be recorded on the stock transfer records of the Corporation.

10.Share Purchases. On each Exercise Date, each Participant’s Plan Account shall be charged for the amount of the Shares to be purchased on that date. The number of Shares to be purchased on an Exercise Date shall be determined by dividing the balance of the Participant’s Plan Account (including any balance in the Participant’s Plan Account after the immediately prior Exercise Date) by the Exercise Price, and then rounding downward to the nearest whole Share. No fractional Shares shall be purchased, and any balance remaining in the Participant’s Plan Account after the Shares have been purchased on the Exercise Date shall be carried forward to the next succeeding Offering Period. As soon as practicable after the Exercise Date, a statement shall be delivered to the Participant which shall include the number of Shares purchased on the Exercise Date and the aggregate number of Shares purchased on behalf of such Participant under the Plan.

11.Termination of Participation. A Participant, at any time and for any reason, may voluntarily terminate participation in the Plan by notification of withdrawal delivered to the appropriate office pursuant to administrative rules established by the Committee. A Participant’s participation in the Plan shall be involuntarily terminated by his/her employer upon termination of employment for any reason, or upon the Participant no longer being eligible for participation. In the event of a Participant’s voluntary or involuntary termination of participation in the Plan, no payroll deduction shall be taken from any pay due thereafter; and the balance in the Participant’s Plan Account shall be paid either to the Participant or the Participant’s estate. Except as provided above, a Participant may not withdraw any credit balance in the Participant’s Plan Account, in whole or in part.

12.Ceasing Contributions/Rights of Participants Who Leave Service. A Participant whose participation in the Plan has terminated (either upon the Participant’s request or upon the Participant’s termination of employment for any reason) may not rejoin the Plan until the third succeeding enrollment period following the date of such termination.

13.Rights as a Stockholder. Except as provided in Section 14, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares purchased under the Plan unless and until a statement representing such Shares shall have been issued to the Participant.

14.Dividends. Cash dividends on Shares acquired under the Plan will accrue to Participants in the same manner as for other shareholders. Participants shall be invited to enroll in the Corporation’s automatic dividend reinvestment plan.

15.Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent, and are exercisable during the Participant’s lifetime only by the Participant.

16.Application of Funds. All funds received or held by the Corporation under the Plan may be used for any corporate purposes.

17.Adjustments in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the number of Shares authorized for issuance under the Plan shall be increased proportionately, and such equitable adjustments shall be made by the Committee. In the event of any other change affecting the Corporation’s common stock, such equitable adjustment shall be made by the Committee to give proper effect to such event.

18.Administration of Plans.

(a)The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan including when and how purchases shall be made, and its interpretations and decisions with regard thereto shall be final and conclusive. The Committee shall have authority to delegate its ministerial tasks hereunder to the Corporation’s Human Resources Department and the Human Resources Departments of Participating Subsidiaries which employ Participants. The Committee (or its delegate(s)) will be responsible for:

(i)	administering the Plan in unison with the Administrator and the Corporation;

(ii)	informing Participants of the current market price of the Shares upon request;

(iii)	informing Participants of the Exercise Price for each Offering Period;

(iv)	informing Eligible Employees about the Plan, making deductions from Basic Pay, and maintaining Participants’ Plan Accounts; and

(v)	obtaining information from the Administrator needed by the Corporation or Participating Subsidiaries in order to comply with any applicable reporting and withholding requirements.
(b)The Administrator will be responsible for:

(i)	holding the Shares in trust in a book account;

(ii)	maintaining all relevant records and issuing documents required for tax purposes by the Corporation, the Participating Subsidiaries and Participants;

(iii)	providing quarterly statements and other documents as required to the Participating Subsidiaries for distribution to Participants; and

(iv)	providing management information reports to the Committee and Participating Subsidiaries.

19.Amendments to Plans. The Board or any person or persons authorized by the Board, at any time, or from time to time, may amend, suspend, or terminate the Plan subject to any stockholder approval needed to comply with the requirements of the Securities and Exchange Commission, the Internal Revenue Code and the rules of the exchange upon which our common stock is listed, provided, however, that except to conform the Plan to the requirements of local legislation, no amendment may be made and no suspension or termination may take effect in respect of rights already accrued to a Participant as a holder of Shares.

20.Termination. The Plan shall terminate upon the earlier of the date it is terminated by the Board and the date that no more Shares remain to be acquired under the Plan. Upon the termination of the Plan, all remaining credit balances from authorized payroll deductions in Participants’ Plan Accounts shall be returned to such Participants.

21.Governmental Regulations. The Corporation’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock. The Plan shall be suspended and become inoperative with respect to Shares not theretofore optioned under the Plan during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the Shares so remaining to be purchased under the Plan.

22.Contracts of Employment and Other Employment Rights. The Plan may be terminated at any time at the discretion of the Corporation and no compensation will be due to a Participant as a result. Neither the value of the Shares nor the discount derived from the Purchase Price shall be added to a Participant’s income for the purpose of calculating any employee benefits. No additional rights arise to a Participant as a result of participating in the Plan or the opportunity to participate. Participation in the Plan does not confer on any Participant any right to future employment. Participation in the Plan is at the discretion of Eligible Employees. No representation or warranty is given by the Corporation or Participating Subsidiaries as to the present or future benefit of participation in the US Program. If a Corporation or a Participating Subsidiary ceases participation in the Plan or the Corporation ceases operation of the Plan, employees will have no right or action against the Participating Subsidiary, the Committee or the Corporation for such termination.

23.Governing Law. This agreement and any controversy arising out of or relating to this agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. To the extend not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

24.Shareholder Approval. This Plan shall be effective as of the date approved by the shareholders of the Corporation.

HERITAGE-CRYSTAL CLEAN, INC.
2175 POINT BLVD.
SUITE 375
ELGIN, IL 60123

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24400-P87180

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERITAGE-CRYSTAL CLEAN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election as class III directors all nominees listed below each with terms expiring at the 2020 Annual Meeting (except as marked to the contrary below):	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bruce Bruckmann
02) Carmine Falcone
03) Robert W. Willmschen, Jr.

The Board of Directors recommends you vote ONE YEAR on the following proposal:	One Year	Two Years	Three Years	Abstain
7. Advisory vote on the frequency on the shareholder vote on named executive offering compensation.	☐	☐	☐	☐

PLEASE ACT PROMPTLY. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Detach above card, sign, date and mail in postage paid envelope provided.

Heritage-Crystal Clean, Inc.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:
Heritage-Crystal Clean, Inc.'s 2017 proxy statement and 2016 annual report to stockholders are available at http://www.crystal-clean.com/ under "Investor Relations."

E24401-P87180

HERITAGE-CRYSTAL CLEAN, INC.
Annual Meeting of Stockholders
April 25, 2017 9:00 AM

The undersigned hereby appoints Brian Recatto and Gregory Ray, and each of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of Heritage-Crystal Clean, Inc. (the "Company"), to be held at the Company's corporate headquarters located at 2175 Point Boulevard, Suite 375, Elgin, Illinois, 60123 on April 25, 2017, at 9:00 a.m., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the upcoming Annual Meeting of Stockholders.

This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the election of all the directors listed on this card under Proposal 1, and FOR each of the other proposals listed on this card.

Please be sure to date and sign this proxy card in the box on the reverse side.

V.1.1